Exhibit 10.8

September 2, 2020

Volkswagen Group of America Investments, LLC

220 Ferdinand Porsche Dr.

Herndon, VA 20171

Attn: Kevin Duke

Re: Earmarking of Proceeds from Prospective Business Combination of QuantumScape Corporation with Kensington Capital Acquisition Corporation (the “Merger”)

Ladies and Gentlemen:

This letter is intended to confirm the agreement among QuantumScape Corporation (“QuantumScape”), Kensington Capital Acquisition Corporation (“Kensington”) and Volkswagen Group of America Investments, LLC (“VWGoAI”) regarding the Merger.

Kensington and QuantumScape believes the Merger will benefit both QuantumScape and VWGoAI by providing QuantumScape additional capital to advance its business and to meet its obligations to each of VWGoAI and QSV Operations LLC.  Kensington and QuantumScape agree that QuantumScape will reserve proceeds (such reserved proceeds, the “Earmarked Funds”) from the Series F Preferred Stock financing and the capital obtained through the Merger (including any concurrent “PIPE” financing) in a separate account to fully fund its expected equity contributions pursuant to Section 3.6 of the Amended and Restated Limited Liability Company Agreement of QSV Operations LLC, dated May 14, 2020 (the “LLC Agreement”), which the parties agree today amounts to $134 million.  The Earmarked Funds shall only be invested in U.S. bank accounts or money market funds having a AAA rating and Kensington and QuantumScape shall provide VWGoAI with a bank statement reflecting the current balance in such account promptly at any time VWGoAI requests the same.

QuantumScape agrees that the Merger will not affect the LLC Agreement, which will remain in full force and effect immediately following the closing of the Merger.

The parties are entering into this letter agreement in connection with an amendment to the May 14, 2020, Series F Preferred Stock Purchase Agreement among the parties, which amendment is due and valid consideration for the agreements made by Kensington and QuantumScape above.  Upon execution by the parties hereto, this letter agreement will represent a binding agreement among Kensington, QuantumScape and VWGoAI.  The provisions of Article IX of the LLC Agreement shall apply to this letter agreement mutatis mutandis.

[Signature page follows]

Very truly yours,

KENSINGTON CAPITAL ACQUISITION CORP.

By:	/s/ Justin Mirro
Name:	Justin Mirro
Title:	Chief Executive Officer

QUANTUMSCAPE CORPORATION
/s/ Jagdeep Singh
Name:	Jagdeep Singh
Title:	Chief Executive Officer

Agreed and Accepted:

VOLKSWAGEN GROUP OF AMERICA INVESTMENTS, LLC

By:	/s/ Kevin Duke
Name:	Kevin Duke
Title:	VP & Secretary